Exhibit 21.0

                         Subsidiaries of the Registrant

Advanced Digital Networks, Inc.

A.E. Lander Corp. (formerly Alexander Edwards International, Inc.)

Burrows, Hayes Company, Inc.

CareerEngine, Inc.

Dover, Sussex Company, Inc.

Helmstar Funding, Inc.

Housing Capital Corporation

Matthews & Wright, Inc.

McAdam, Taylor & Co., Inc.

Movieplex Realty Leasing, LLC

Parker, Reld & Co., Inc.

Randel, Palmer & Co., Inc.

Randolph, Hudson & Co., Inc.

Ryan, Jones & Co., Inc.

Shaw Realty Company, Inc.

Snider, Williams & Co., Inc.